Exhibit 99.1

NEWS RELEASE
ASSOCIATED MATERIALS ANNOUNCES LEADERSHIP TRANSITION
Board Names Director Dana Snyder Interim CEO

CUYAHOGA FALLS, OH (January 19, 2014) - Associated Materials, LLC today announced that Jerry Burris has resigned as Chief Executive Officer and Director to pursue other interests. Current Director and former CEO of Associated Materials Dana Snyder will serve as interim CEO while the company’s Board of Directors conducts a search for a permanent CEO.

“We are thankful for Jerry’s significant contributions to AMI during his tenure as Chief Executive. Under Jerry’s leadership, AMI has made significant progress toward our strategic imperatives, including enhancing our customers’ experience and positioning the company for sustainable long-term growth. We wish Jerry the best in the next phase of his career,” said Erik Ragatz, Chairman of the company’s Board of Directors. “As we move forward, we are fortunate to have a leader of Dana Snyder’s credentials rejoin the executive team at AMI. In addition to previously serving as interim CEO, Dana has served on the company’s board since 2004. We look forward to working with Dana as we embark on the next phase of the company’s growth.”

“I have enjoyed my time at AMI and am proud that our team’s accomplishments have positioned the company for a strong future,” said Mr. Burris. “As a shareholder of AMI, I look forward to following its continued success over the coming years.”

“I am very pleased to be rejoining the AMI management team,” said Mr. Snyder. “There is a lot to be excited about at AMI at the moment, particularly given all the recent investments that have been made to enhance the quality, service, and value that we deliver to our customers. We have a clear plan, strong leadership, talented employees, and outstanding dealer and distributor partners. The AMI team and I remain unwavering in our commitment to our customers and employees and are focused on ensuring a smooth transition for all stakeholders.”

About Associated Materials, LLC
The Company was founded in 1947 when it first introduced residential aluminum siding under the Alside® name and is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil and aluminum and steel siding and related accessories, which are produced at the Company’s 11 manufacturing facilities. The Company also sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, equipment and tools, and provides installation services.

For more information about the Company and its products, please visit: www.associatedmaterials.com or contact Paul Morrisroe, Chief Financial Officer, 330-922-7743.